Exhibit 99.1

Brain Scientific Announces FDA Clearance for Next-Gen NeuroCap™ EEG Headset

NEW YORK, March 9, 2021 -- Brain Scientific Inc. (OTCQB: BRSF), a neurology-focused medical device and software company, announced today it received U.S. Food and Drug Administration (FDA) 510(k) clearance for its next generation NeuroCap™ device. NeuroCap™ is an advanced Electroencephalogram (EEG) electrode array used to obtain rapid EEGs in routine clinical and research settings where recording of STAT EEGs is desired.

“We are constantly working on new products for the EEG market. In the new version of NeuroCap™, we added velcro strips for better adhesion. We also expanded the size range by adding an XS (extra small) size. And now this device is designed for broader use - in addition to intensive care units and ERs,” said Irina Nazarova, Marketing Director at Brain Scientific.

NeuroCap™ is a disposable pre-gelled EEG headset with 22 electrodes and 19 active EEG channels located in accordance with the 10-20 system. Pre-gelled, fixed electrode locations eliminate time consuming tasks of head measurement and electrode placement. The cap is FDA-cleared to stay on a patient’s head for up to 4 hours. NeuroCap™ is compatible with most encephalographs on the market and can be applied in just 5 minutes.

Brain Scientific wants to improve patient access to neurological care. The Company’s data implies that only 30% of U.S. hospitals have equipment for routine EEGs due to cost and space constraints. The global pandemic is still raging and some studies show that more than 80% of hospitalized COVID-19 patients have neurological symptoms, which could require EEG testing.  Additionally, there is an urgent need to limit contact between EEG technicians and patients.

About Brain Scientific

Brain Scientific is a commercial-stage healthcare company with two FDA-cleared products, providing next-gen solutions to the neurology market. The Company’s smart diagnostic devices and sensors simplify administration, shorten scan time and cut costs, allowing clinicians to make rapid decisions and bridge the widening gap in access to neurological care.

To learn more about our corporate strategy, devices or for investor relations, please visit: www.brainscientific.com or email us at info@brainscientific.com

Forward-Looking Statements

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